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                                                                   EXHIBIT 10.22


                               CheMatch.com, Inc.
                        2900 North Loop West, Suite 1120
                                Houston, TX 77092


                                                              Carl D. McCutcheon
                                           President and Chief Executive Officer


February 11, 2000

Mr. Phillip Townsend
TownsendTarnell, Inc.


Dear Mr. Townsend,

     This letter will evidence our mutual understanding and agreement with respect to the strategic alliance (the "Strategic Alliance") between CheMatch.com, Inc., a Delaware corporation (the "Company") and TownsendTarnell, Inc., ("Purchaser").

1.       Purchase of Company Common Stock by Purchaser.
         ---------------------------------------------

          (a) Purchaser hereby agrees to purchase 61,288 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to a Subscription Agreement (in the form attached hereto as Exhibit A) for $612.88 in cash and the execution of a promissory note (the "Note") (in the form attached hereto as Exhibit B) in favor of the Company in aggregate principal amount of $599,396.64 with interest accruing thereon at the rate of 8% per annum. All of the shares of Common Stock purchased by Purchaser pursuant to the Subscription Agreement will be subject to a Security Agreement (in the form attached hereto as Exhibit C).

          (b) The Note will be payable in twelve consecutive monthly principle installments of $49,949.72 payable, commencing February 1, 2000. Additionally, each monthly payment will include all outstanding interest due on the outstanding principle balance.

2.       Other Obligations and Agreements.
         --------------------------------

          (a) Use of Names. Neither party to this agreement may reference the other party to this agreement in presentations, advertising, promotions or other published information without the other party's prior consent (which consent shall not be unreasonably withheld); provided, however, that either party may make such disclosure if in the reasonable opinion of such party's counsel such disclosure is required by law under the circumstances.

          (b) Company and Purchaser agree to a Consulting and Support Services Agreement (hereinafter "Consulting Agreement") to reflect the following:

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              (i)    The Company will pay Purchaser a fee of $70,000.00 per
                     month beginning February 1, 2000, for a term of nine consecutive months, in return for the commitments of Purchaser, provided below. The parties hereto may cancel this Consulting Agreement by mutual consent on six months notice.

              (ii) During the first six months of this Consulting Agreement, the best reasonable efforts of Purchaser's personnel shall be dedicated to promoting the use of the Company's trading platform and website by potential buyers of thermoplastic resins in North America and Europe. This effort will include up to, but not be limited to, approximately 800 entities identified by the company as potential users of its trading platform and related services. Purchaser will maintain daily or weekly communications with the Company, or its designated representative(s), regarding the status of contacts with the list entities, qualifications of the entities in terms of net worth, revenue, and credit worthiness, and discussion with each entity toward establishing them as members and traders on the trading platform and users of related services.

              (iii) Purchaser will commit its best reasonable efforts to provide information from its North American and European databases and resources of Purchaser, or any affiliated company, including, but not limited to, the Plastics Market Monthly, the Tarnell Buyer Profiles (of approximately 14,000 North American buyers), the Tarnell Financial Resumes (of 6,000 buyers), the Tarnell Purchasing and Paying Records (of 10,000 buyers) and access to approximately 50 employees of Purchaser (or Purchaser's related consultants and/or contract hires) who create and operate these services on an unrestricted and timely basis to furnish the Company the necessary information in order to enable the Company to secure the listed entities as members and traders on the trading platform and specifically to fulfill the obligations under paragraph
                     (ii) above.

              (iv) Purchaser and Company agree to use reasonable commercial efforts to negotiate a separate agreement to install interface to access new users for both parties.

3.       Company investment in Purchaser's website.
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          (a)  Purchaser will provide Company with a mutually acceptable business plan for the creation and development of TownsendTarnell.com ("TT.com"). This business plan will include the design and implementation strategy for TT.com, the sources and uses of funds, milestones, budgets, and projections all to the sole satisfaction of Company. Upon such satisfaction, Company will extend a line of credit evidenced by a Promissory Note, Security Agreement, License Agreement, and related documents. This line of credit will make available funds up to five hundred thousand dollars ($500,000.00), with any funds drawn being due and payable at the end of one year. Interest will accrue at the rate of 12% per annum and the payable monthly on the outstanding principle balance. If the Company


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               elects not to extend a line of credit within 30 days of receipt of Purchaser's business plan, the Company will relinquish the option of investing in TT.com in their first round of private placement.

          (b) If, prior to January 1, 2002, TT.com conducts a private offering of any of its securities, whether debt or equity, for an aggregate amount of at least five million dollars ($5,000,000.00), TT.com shall offer to Company the opportunity to invest at least one million dollars ($1,000,000.00) in the first such offering (but not in any subsequent offering) made by TT.com on the same financial terms offered to other Strategic Investors in such offering; provided, however, that the Company's participation in such offering shall be limited to a maximum of ten percent (10%) of such offering, unless TT.com otherwise agrees in writing.

4.       Miscellaneous.
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          (a)  The Strategic Alliance, this letter agreement and all documentation contemplated by this letter shall be governed by the laws of the State of Texas, without regard to any conflict of laws principles.

          (b) Each of Purchaser and the Company will bear its own costs and expenses of the preparation of the documentation and performance of the obligations set forth in this letter.

If this letter correctly sets forth our understanding, please indicate your acceptance by executing this letter in the space provided below.


                                            Very truly yours,

                                            /s/ CARL D. MCCUTCHEON

                                            Carl D. McCutcheon



ACCEPTED AND AGREED TO
THIS 11th DAY OF FEBRUARY, 2000:

TOWNSENDTARNELL, INC.

By: /s/ PHILLIP TOWNSEND
   -----------------------------
Name:  Phillip Townsend
Title: President


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